FORM 3

      U.S. SECURITIES AND EXCHANGE COMMISSION       _____________________
              WASHINGTON, D.C.  20549              |    OMB APPROVAL     |
               INITIAL STATEMENT OF                |_____________________|
        BENEFICIAL OWNERSHIP OF SECURITIES         |OMB NUMBER: 3235-0104|
                                                   |EXPIRES:             |
                                                   | SEPTEMBER 30, 1998  |
    Filed pursuant to Section 16(a) of the         |ESTIMATED AVERAGE    |
      Securities Exchange Act of 1934,             |BURDEN HOURS         |
     Section 17(a) of the Public Utility           |PER RESPONSE 0.5     |
       Holding Company Act of 1935                 |_____________________|
    or Section 30(f) of the Investment
           Company Act of 1940
__________________________________________________________________________
1. Name and Address of Reporting Person

      Marks                      Joel                          E.
__________________________________________________________________________
     (Last)                      (First)                    (Middle)

     980 N. Federal Highway, Suite 320
__________________________________________________________________________
                                (Street)

     Boca Raton                  Florida                       33432
__________________________________________________________________________
     (City)                      (State)                      (Zip)

__________________________________________________________________________
2. Date of Event Requiring Statement (Month/Day/Year)

         June 12, 1998
__________________________________________________________________________
3. IRS OR SOCIAL SECURITY NUMBER OF REPORTING PERSON (VOLUNTARY)

                   -----
__________________________________________________________________________
4. Issuer Name and Ticker or Trading Symbol

   JWGenesis Financial Corp. (JWC)
__________________________________________________________________________
5. RELATIONSHIP OF REPORTING PERSON(S) TO ISSUER (CHECK ALL APPLICABLE)

    (XX) DIRECTOR
    (  ) 10% OWNER
    (XX) OFFICER (GIVE TITLE BELOW)
    (  ) OTHER (SPECIFY TITLE BELOW)

   Executive Vicre President, Chief Financial Officer

___________________________________________________________________________
6. IF AMENDMENT, DATE OF ORIGINAL (MONTH/DAY/YEAR)

                N/A
___________________________________________________________________________
7. INDIVIDUAL OR JOINT/GROUP FILING (CHECK APPLICABLE LINE)

      X FORM FILED BY ONE REPORTING PERSON
        FORM FILED BY MORE THAN ONE REPORTING PERSON

============================================================================
   TABLE I - NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
 ____________________________________________________________________________

   |1. TITLE OF SECURITY|2. AMOUNT OF   |3. OWNERSHIP  |4. NATURE OF INDIRECT  |
   |   (INSTR. 4)       |   SECURITIES  |   FORM DIRECT|   BENEFICIAL OWNERSHIP|
   |                    |   BENEFICIALLY|   DIRECT (D) |   (INSTR. 5)          |
   |                    |   OWNED       |   OR INDIRECT|                       |
   |                    |   (INSTR. 4)  |   (I) (INSTR.|                       |
   |                    |               |   5)         |                       |
   |____________________|_______________|______________|_______________________|
   |                    |               |              |                       |
   | Common Stock       |    73,933     |      D       |          N/A          |
   | Common Stock       |    73,750 (1) |      I       |      By Spouse        |
   | Common Stock       |   120,000     |      I       | By Self- as custodian |
   |                    |               |              | for minor children    |
   |                    |               |              |                       |
   ============================================================================

   TABLE II - DERIVATIVE SECURITIES BENEFICIALLY OWNED
     (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)


___________________________________________________________________________
1. Title of Derivative Security (Instr. 4)

   Option to buy common stock
____________________________________________________________________________
2. Date Exercisable and Expiration Date (Month/Day/Year)

   12/31/97: 09/11/01
____________________________________________________________________________
3. Title and Amount of Securities Underlying Derivative Security (Instr. 4)

      Common Stock  15,734

____________________________________________________________________________
4. Conversion or Exercise Price of Derivative Security

   $4.493
____________________________________________________________________________
5. Ownership Form of Derivative Security: Direct(D) or Indirect(I)(Instr. 5)

    D
____________________________________________________________________________
6. Nature of Indirect Beneficial Ownership (Instr. 5)

     N/A
============================================================================

___________________________________________________________________________
1. Title of Derivative Security (Instr. 4)

   Option to buy common stock
____________________________________________________________________________
2. Date Exercisable and Expiration Date (Month/Day/Year)

   12/31/97; 09/11/01
____________________________________________________________________________
3. Title and Amount of Securities Underlying Derivative Security (Instr. 4)

      Common Stock  10,517

____________________________________________________________________________
4. Conversion or Exercise Price of Derivative Security

   $4.493
____________________________________________________________________________
5. Ownership Form of Derivative Security: Direct(D) or Indirect(I)(Instr. 5)

    D
____________________________________________________________________________
6. Nature of Indirect Beneficial Ownership (Instr. 5)

     N/A
============================================================================
___________________________________________________________________________
1. Title of Derivative Security (Instr. 4)

   Option to buy common stock
____________________________________________________________________________
2. Date Exercisable and Expiration Date (Month/Day/Year)

   09/17/98; 09/17/02
____________________________________________________________________________
3. Title and Amount of Securities Underlying Derivative Security (Instr. 4)

      Common Stock  11,019

____________________________________________________________________________
4. Conversion or Exercise Price of Derivative Security

   $9.075
____________________________________________________________________________
5. Ownership Form of Derivative Security: Direct(D) or Indirect(I)(Instr. 5)

    D
____________________________________________________________________________
6. Nature of Indirect Beneficial Ownership (Instr. 5)

     N/A
============================================================================
___________________________________________________________________________
1. Title of Derivative Security (Instr. 4)

   Option to buy common stock
____________________________________________________________________________
2. Date Exercisable and Expiration Date (Month/Day/Year)

   09/17/98; 09/17/02
____________________________________________________________________________
3. Title and Amount of Securities Underlying Derivative Security (Instr. 4)

      Common Stock  15,231

____________________________________________________________________________
4. Conversion or Exercise Price of Derivative Security

   $9.075
____________________________________________________________________________
5. Ownership Form of Derivative Security: Direct(D) or Indirect(I)(Instr. 5)

    D
____________________________________________________________________________
6. Nature of Indirect Beneficial Ownership (Instr. 5)

     N/A
============================================================================

 EXPLANATION OF RESPONSES:

(1)  Mr. Marks disclaims beneficial ownership of these shares.


   /s/ Joel E. Marks                               6/12/98
 _____________________________________           ________________
 **  SIGNATURE OF REPORTING PERSON                     DATE

   _____________________________

 ** INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACTS CONSTITUTE FEDERAL CRIMINAL VIOLATIONS.
     SEE 18 U.S.C. 1001 AND 15 U.S.C. 78FF(A).

POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB NUMBER.